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                                                                    EXHIBIT 10.3

                 Description of Executive Incentive Bonus Plan

         First Charter Corporation (the "Corporation") maintains an Executive Incentive Bonus Plan (the "Bonus Plan"), from which performance-oriented bonuses may be paid to certain key officers in any given year. The Compensation Committee of the Board of Directors (the "Committee") annually determines the officers eligible to participate in the Bonus Plan. In general, those officers that are considered to have major policy input with respect to the Corporation, or who are in a position to generate a major impact on the Corporation's earnings, are selected to participate in the Bonus Plan. The officers eligible to receive bonuses under the Bonus Plan in any give fiscal year generally include all of the Corporation's executive officers. Actual bonuses paid pursuant to the Bonus Plan are based on various return on assets ("ROA") levels of the Corporation at fiscal year end. No bonuses may be paid unless the Corporation reaches a minimum ROA, determined at the beginning of the year.

         Pursuant to the Bonus Plan, the Committee annually establishes a bonus pool amount for each participating officer, which is equal to a given percentage of the base salary of such officer. Such percentages are determined based on the executive's relative responsibilities and ability to impact the financial and operating performance of the Corporation. At year-end, the Committee applies a multiple to the bonus pool amounts to determine the actual amounts available to be awarded to participants. The multiple used is based on a scale of various ROA amounts as determined by the Committee at the beginning of a fiscal year. Of the amount eligible to be paid to a participant, 50% is paid to the officer on a non-discretionary basis. The remaining half of the eligible amount may be paid to the participant, in the discretion of the Committee, based on the participant's individual performance. When evaluating the performance of a participant, the Committee considers the Corporation's actual operating performance (such as reduced levels of past due loans, reduced levels of non-performing and restructured loans, improvements in asset quality and corresponding reductions in provision amounts, increased non-interest income and continued control of corporate expenses) in relation to its targeted long range action plan and the officer's ability to impact the various components thereof. Other criteria considered include the officer's initiative, contribution to overall corporate performance, managerial ability and other factors as the Committee may determine with respect to any particular individual.